As filed with the Securities and Exchange Commission on September 6, 2017

Registration No. 333-175814

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

___________________

FRANCESCA’S HOLDINGS CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

___________________

Delaware	20-8874704
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

8760 Clay Road

Houston, Texas 77080
(Address, Including Zip Code, of Principal Executive Offices)

___________________

Francesca’s Holdings Corporation 2007 Stock Incentive Plan

Francesca’s Holdings Corporation Stock Incentive Plan

Francesca’s Holdings Corporation 2011 Equity Incentive Plan

Francesca’s Holdings Corporation 2015 Equity Incentive Plan

(Full Title of the Plan)

___________________

Kal Malik

Executive Vice President, Chief Administrative Officer and General Counsel
c/o Francesca’s Collections, Inc.

8760 Clay Road

Houston, Texas 77080
(713) 864 - 1358

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

COPY TO:

Sung Pak, Esq.
O’Melveny & Myers LLP

7 Times Square

New York, New York 10036

___________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑

Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock, $0.01 par value per share
Francesca’s Holdings Corporation 2007 Stock Incentive Plan	644,033(1) shares	N/A(2)	N/A(2)	N/A(2)
Francesca’s Holdings Corporation Stock Incentive Plan	1,994,430(1) shares	N/A(2)	N/A(2)	N/A(2)
Francesca’s Holdings Corporation 2011 Equity Incentive Plan and, to the extent specified herein, Francesca’s Holdings Corporation 2015 Equity Incentive Plan	3,175,365(1)(3) shares	N/A(2)	N/A(2)	N/A(2)

(1)	This Registration Statement covers, in addition to the number of shares of Francesca’s Holdings Corporation, a Delaware corporation (the “Company” or the “Registrant”), common stock, par value $0.01 per share (the “Common Stock”), stated above, options and other rights to purchase or acquire the shares of Common Stock covered by this Registration Statement and, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the Francesca’s Holdings Corporation 2007 Stock Incentive Plan (the “2007 Plan”), the Francesca’s Holdings Corporation Stock Incentive Plan (the “2010 Plan”), the Francesca’s Holdings Corporation 2011 Equity Incentive Plan (the “2011 Plan”) and the Francesca’s Holdings Corporation 2015 Equity Incentive Plan (the “2015 Plan,” and together with the 2007 Plan, the 2010 Plan and the 2011 Plan, the “Plans”) as a result of one or more adjustments under the Plans to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)	The filing fee for the registration of the offer of shares under the Plans (other than the 2015 Plan) was paid in full upon the filing of the Form S-8 Registration Statement on July 27, 2011 (the “2011 Form S-8”). Pursuant to SEC Compliance and Disclosure Interpretation 126.43, no filing fee is required to include the 2015 Plan on the 2011 Form S-8 pursuant to this Post-Effective Amendment No. 1 to Form S-8.

(3)	As described in the “Explanatory Note” below, this Post-Effective Amendment No. 1 to Form S-8 is being filed to provide that a portion of the shares originally registered on the 2011 Form S-8 for issuance under the 2011 Plan may be issued under the 2015 Plan once they are no longer issuable pursuant to the 2011 Plan.

The Exhibit Index for this Registration Statement is on page 8.

EXPLANATORY NOTE

The Company previously filed the 2011 Form S-8 with the Securities and Exchange Commission (the “SEC” or the “Commission”) to register the offer of (i) 644,033 shares of Common Stock pursuant to the 2007 Plan, (ii) 1,994,430 shares of Common Stock pursuant to the 2010 Plan, and (iii) 3,175,365 shares of Common Stock pursuant to the 2011 Plan.

On April 16, 2015, the Company’s Board of Directors adopted the 2015 Plan. The Company’s stockholders approved the 2015 Plan at the Company’s annual meeting of stockholders held on June 9, 2015 (the “2015 Annual Meeting”). Upon stockholder approval of the 2015 Plan, the Company’s authority to grant new awards under the 2011 Plan terminated, and a total of 1,247,589 shares of Common Stock that had been available for new award grants under the 2011 Plan immediately prior to the 2015 Annual Meeting became available for award grants under the 2015 Plan. The Company filed a Registration Statement on Form S-8 with the Commission on June 10, 2015 (SEC File No. 333-204856) to register the 1,247,589 shares of Common Stock that initially became available for issuance under the 2015 Plan.

As provided in the 2015 Plan, any shares of the Company’s common stock subject to outstanding awards under the 2011 Plan that expire, are cancelled or otherwise terminate without such shares being issued after the 2015 Annual Meeting will be available for award grant purposes under the 2015 Plan (any such shares, the “Transferred Shares”). The Company is filing this Post-Effective Amendment No. 1 to Form S-8 pursuant to SEC Compliance and Disclosure Interpretation 126.43 to amend the 2011 Form S-8 to register the offer of the Transferred Shares under the 2015 Plan (as such shares would no longer be issuable under the 2011 Plan). As of the date of filing of this Post-Effective Amendment No. 1 to Form S-8, a total of 1,370,273 shares of the Company’s common stock that were originally subject to awards granted under the 2011 Plan that expired or were cancelled or terminated after the 2015 Annual Meeting have become available for award grant purposes under the 2015 Plan, and an additional 299,677 shares of the Company’s common stock are subject to awards that remain outstanding under the 2011 Plan but may become Transferred Shares in the future. Accordingly, the maximum number of shares of Common Stock initially registered for offer pursuant to the 2011 Plan that may become Transferred Shares available for offer under the 2015 Plan is 1,669,950 shares.

PART I

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Securities Act Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference

The following documents of the Company filed with the Commission are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for its fiscal year ended January 28, 2017, filed with the Commission on March 22, 2017 (Commission File No. 001-35239);

(b)	The Company’s Quarterly Reports on Form 10-Q for its fiscal quarters ended April 29, 2017 and July 29, 2017, filed with the Commission on June 7, 2017 and September 6, 2017, respectively (Commission File No. 001-35239);

(c)	The Company’s Current Reports on Form 8-K, filed with the Commission on April 12, 2017 (with respect to Item 5.02 only), June 1, 2017 and August 24, 2017 (with respect to Item 5.02 only) (each, Commission File No. 001-35239); and

(d)	The description of the Company’s Common Stock contained in its Registration Statement on Form S-3, filed with the Commission on March 25, 2016 (Commission File No.333-210414), and any other amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Section 102(b)(7) of the Delaware General Corporation Law, or the DGCL, permits a corporation in its certificate of incorporation or an amendment to eliminate or limit the personal liability of its directors or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of law or obtained an improper personal benefit. The Registrant’s amended and restated certificate of incorporation provides for this limitation of liability.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, to which he or she is a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Section 145 further provides that in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145(g) of the DGCL further authorizes a corporation to purchase and maintain insurance on behalf of any indemnified person against any liability asserted against and incurred by such person in any indemnified capacity, or arising out of such person’s status as such, regardless of whether the corporation would otherwise have the power to indemnify under Delaware law.

The Registrant’s amended and restated certificate of incorporation and bylaws provide that the Registrant must indemnify its directors and officers to the fullest extent authorized by Delaware law and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

The Registrant has entered into indemnification agreements with each of its directors and executive officers. In general, these agreements provide that the Registrant will indemnify the director or executive officer to the fullest extent permitted by law for claims arising in his or her capacity as a director or officer or in connection with his or her service at the Registrant’s request for another corporation or entity.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of the Registrant’s amended and restated certificate of incorporation, the Registrant’s amended and restated bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

The Registrant maintains standard policies of insurance that provide coverage (1) to the Registrant’s directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to the Registrant with respect to indemnification payments that the Registrant may make to such directors and officers.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

See the attached Exhibit Index on page 8, which is incorporated herein by reference.

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit
4.1	Francesca’s Holdings Corporation 2007 Stock Incentive Plan. (Filed as Exhibit 10.5 to the Company’s Registration Statement on Form S-1 filed with the Commission on May 24, 2011 (Commission File No. 333-173581) and incorporated herein by this reference.)

4.2	Francesca’s Holdings Corporation Stock Incentive Plan. (Filed as Exhibit 10.7 to the Company’s Registration Statement on Form S-1 filed with the Commission on May 24, 2011 (Commission File No. 333-173581) and incorporated herein by this reference.)

4.3	Francesca’s Holdings Corporation 2011 Equity Incentive Plan. (Filed as Exhibit 10.13 to the Company’s Registration Statement on Form S-1 filed with the Commission on July 14, 2011 (Commission File No. 333-173581) and incorporated herein by this reference.)

4.4	Francesca’s Holdings Corporation 2015 Equity Incentive Plan. (Filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 9, 2015 (SEC File No. 001-35239) and incorporated herein by this reference.)

5.1	Opinion of Company Counsel. (Opinion as to the legality of the securities being registered with respect to the 2007 Plan, the 2010 Plan, and the 2011 Plan. Filed as Exhibit 5.1 to the Company’s Registration Statement on Form S-8 filed with the SEC on July 27, 2011 (SEC File No. 333-175814) and incorporated herein by this reference.)

5.2	Opinion of O’Melveny & Myers LLP. (Opinion as to the legality of the Transferred Shares. Filed herewith.)

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Counsel (included in Exhibit 5.1).

23.3	Consent of Counsel (included in Exhibit 5.2)

24.	Power of Attorney (included in this Registration Statement under “Signatures”).

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on September 6, 2017.

FRANCESCA’S HOLDINGS CORPORATION

By:	/s/ Steven P. Lawrence
Name: Steven P. Lawrence
Title: President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Steven P. Lawrence and Kal Malik, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Steven P. Lawrence Steven P. Lawrence	President, Chief Executive Officer and Director (Principal Executive Officer)	September 6, 2017

/s/ Kelly M. Dilts Kelly M. Dilts	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	September 6, 2017

/s/ Richard Kunes Richard Kunes	Chairman of the Board	September 6, 2017

/s/ Patricia A. Bender Patricia A. Bender	Director	September 6, 2017

/s/ Philip F. Bleser Philip F. Bleser	Director	September 6, 2017

/s/ Richard Emmett Richard Emmett	Director	September 6, 2017

/s/ Laurie Ann Goldman Laurie Ann Goldman	Director	September 6, 2017

/s/ Joseph O’Leary Joseph O’Leary	Director	September 6, 2017

/s/ Martyn Redgrave Martyn Redgrave	Director	September 6, 2017

/s/ Marie Toulantis Marie Toulantis	Director	September 6, 2017